Exhibit 99.1

Tesla First Quarter 2018 Update

•    Model 3 production hit 2,270/week in April for the 3rd straight week over 2,000

•    Q1 Auto GAAP gross margin up sequentially by 80 bp and non-GAAP by 500 bp

•    Cash balance of $2.7 billion at the end of Q1

•    2018 Capex projection reduced from >$3.4 billion to <$3 billion

•    Expecting positive GAAP net income and positive cash flow in Q3 and Q4 2018

We made significant progress on the Model 3 ramp in the second half of Q1, and the momentum continued into early Q2.  Prior to a planned shutdown in mid-April to further increase production, we produced more than 2,000 Model 3 vehicles for three straight weeks, and we hit 2,270 in the last of those weeks.  Even at this stage of the ramp, Model 3 is already on the cusp of becoming the best-selling mid-sized premium sedan in the US, and our deliveries continue to increase.  Consumers have clearly shown that electric vehicles are simply more desirable when priced on par with their internal combustion engine competitors while offering better technology, performance and user experience.

If we execute according to our plans, we will at least achieve positive net income excluding non-cash stock based compensation in Q3 and Q4 and we expect to also achieve full GAAP profitability in each of these quarters.  This is primarily based on our ability to reach Model 3 production volume of 5,000 units per week and to grow Model 3 gross margin from slightly negative in Q1 2018 to close to breakeven in Q2 and then to highly positive in Q3 and Q4.  Ultimately, the growth of Model 3 and the profit associated with it will help us accelerate the transition to sustainable energy even faster.

ADVANCING SUSTAINABLE TRANSPORT

As with all manufacturing, Model 3 production can only go as fast as the slowest part of the entire supply chain and production process.  For months, the battery module line was our main production bottleneck.  After deploying multiple semi-automated lines and improving our original lines, we have largely overcome this bottleneck.  Consequently, we now expect to reach a module production rate of 5,000 car sets per week even before we install the new automated line designed and built by Tesla in Germany.  Still, once installed, this new automated module line should significantly lower manufacturing costs.  Our automation team in Germany is currently focusing on further capacity expansion where needed.

We continue to target Model 3 production of approximately 5,000 per week in about two months, although our prior experience has demonstrated the difficulty of accurately forecasting specific production rates at specific points in time because of the exponential nature of the ramp.  In order to achieve this production rate, we plan to take additional days of downtime during Q2, just like we did in Q1.  We have already done this several times during the Model 3 ramp, including once in the third week of April to fix several small, known constraints, enabling higher levels of output.  Just before taking this latest downtime, we produced 2,270 Model 3 and 2,024 Model S and Model X vehicles in the prior seven days, which was a new record for us.  Furthermore, in the just over two weeks between the beginning of April and the planned downtime, we had produced 4,750 Model 3 vehicles, which was already about half the production of the entire prior quarter.  After achieving a production rate of 5,000 per week, we will begin offering new options such as all-wheel-drive and the base model with a standard-sized battery pack.

Once we hit the 5,000 per week milestone, we intend to incorporate our learnings to continue to increase output on our existing manufacturing lines beyond 5,000 units per week, and then in a capital efficient manner to add incremental capacity to ultimately get to a 10,000 unit weekly rate.

We’ve spoken at great length about the “machine that builds the machine” and why it is so important to Tesla’s long-term success.  Fundamentally, we believe that thinking about a factory in the same way that people think about the product itself creates the potential for a step change in manufacturing that will create enormous benefits for quality, cost, efficiency and employee safety.  It is human nature to take the best of what the automotive industry currently has to offer and assume that is the best that can be done.  But we believe in first principles thinking.  In the end, this is all about having factories that are producing the world’s highest quality cars as quickly and as cost-effectively as possible, and with as close to zero injuries as we can possibly get.  Our automation strategy is key to this and we are as committed to it as ever.

We are already seeing many benefits from heavily increasing automation as part of the Model 3 production process.  Through the vast majority of Model 3 production, including in body welding, general assembly, inverter and drive unit production, our automation effort has been very successful.  Based on every measurable metric, Model 3 is already the highest quality vehicle we have ever produced, and this is unquestionably due in large part to automation.  Additionally, we’ve been able to create significant safety benefits in the factory.  For example, many steps in the assembly process, including “marriage” of the battery pack and drive unit with the body, and installation of the instrument panel, seats, and wheels, are ergonomically challenging for our employees, but by automating these processes, we have been able to solve this and significantly improve safety for our team.

That said, a step change in manufacturing doesn’t come without its challenges, particularly early in the process, and we made a mistake by adding too much automation too quickly.  In those select areas where we have had challenges ramping fully automated processes, such as portions of the battery module line, part of the material flow system, and two steps of general assembly, we have temporarily dialed back automation and introduced certain semi-automated or manual processes while we work to eventually have full automation take back over.  This flexibility has enabled us to continue to ramp Model 3 to new levels.

Automation is only half the story.  Higher levels of automation have been enabled by a dramatic simplification of product design. Our Model 3 general assembly line consists of fewer than 50 steps, which is about 70% less than conventional assembly lines.  All Model 3 vehicles use only one standard body frame, down from more than 80 for Model S, a wiring harness that has 50% less mass than average vehicles, and a fraction of the number of controllers, connectors and CPUs.  All these elements are rooted in design and critical not only to our ability to reach higher levels of output in a smaller amount of factory space but also to achieve lower levels of cost.

The Model 3 battery has sophisticated power electronics, cooling systems and structure that enables high level of safety, sports-car like acceleration, Supercharging, a 120,000 mile warranty and low cost.  Cells used in Model 3 are the highest energy density cells used in any electric vehicle.  We have achieved this by significantly reducing cobalt content per battery pack while increasing nickel content and still maintaining superior thermal stability.  The cobalt content of our Nickel-Cobalt-Aluminum cathode chemistry is already lower than next-generation cathodes that will be made by other cell producers with a Nickel-Manganese-Cobalt ratio of 8:1:1.  As a result, even with its battery, the gross weight of Model 3 is on par with its gasoline-powered counterparts.

Demand for our flagship Model S and Model X vehicles remains very strong.  After all-time record orders in Q3 and Q4 2017, we had our highest ever Q1 for orders.  With demand exceeding supply, we are making considerable progress with margin improvement.  In Q1, we produced 24,728 Model S and X and 9,766 Model 3 vehicles, and delivered 21,815 Model S and Model X vehicles and 8,182 Model 3 vehicles, totaling 29,997 deliveries.  Short-term operational and logistical issues led to an increase in the number of Model S and Model X vehicles in transit to customers at the end of Q1.  Model 3 net reservations, including configured orders that had not yet been delivered, continued to exceed 450,000 at the end of Q1 even though fewer than 20 stores worldwide had Model 3 on display.  We are planning to deploy significantly more Model 3 vehicles in our stores in Q2 this year.

On March 15, we released a significant Autopilot update, which has been well received by our customers.  Also, our mapping architecture has been upgraded and establishes a key platform to enable safer driving and the transition towards full autonomy.  The latest mapping software in our cars is dramatically simpler and faster, providing a better user experience and superior performance.

During Q1, we opened nine new store and service locations, resulting in 339 locations worldwide at the end of the quarter.  We continue to expand our service capacity mainly through growth of our electrified Mobile Service fleet.  Such service capacity is quicker to deploy, incurs lower upfront and operating costs and has continued to generate significantly higher customer satisfaction rate at an average of 98%.  There are about 300 mobile service vehicles in operation today, which is an equivalent of approximately 60 service locations.  At the end of Q1, 25% of all service carried out in North America was done without customers having to visit a physical service center.

Last quarter, we opened 77 new Supercharger locations for a total of 1,205 Supercharger stations and more than 9,300 stalls worldwide.  Most of the growth is currently focused on North America to support the initial Model 3 rollout.  Nevertheless, in Europe, we already operate about 400 Supercharger stations.  We continue to build Supercharger stations in locations with the highest demand and the most reservation holders.  As a result, we are able to open new stations in specific locations even before fleet expansion takes place.

ADVANCING SUSTAINABLE ENERGY

While Model 3 is clearly in the spotlight both externally and internally, 2018 should be a very important year for our energy storage business.  We continue to aim for a three-fold increase in MWh deployed for our energy storage products this year.

In Q1, energy storage deployments grew 161% from Q4 2017 to 373 MWh, which includes the 129 MWh South Australia project that was installed last year with final commercial transfer occurring in Q1.  Electric utilities and power producers around the globe are increasingly appreciating the value proposition of our Powerpack storage systems based not only on economic benefits but also on the operational benefits of faster response time and greater reliability of the electric grid.  In addition, we deployed a record number of residential Powerwall systems in Q1.  In spite of the significant growth of Powerwall deliveries, our backlog in Q1 continued to grow.

We also deployed 76 MW of solar energy generation systems in Q1.  Cash and loan system sales made up 66% of residential deployments in the quarter, up from 31% in Q1 2017 and 9% in Q1 2016.  Due to higher upfront cash sales, lower emphasis on less profitable commercial projects and consolidation of our sales channels, our solar business had slightly positive cash flow throughout 2017.  We are expecting cash flow from our solar business to remain at this level in the first half of 2018 and then improve significantly thereafter.

Solar deployments have declined over the last few quarters due in large part to our strategic decision to shutter certain sales channels and market segments.  These decisions had a negative impact on our deployments but created a positive impact on our cash generation.  Furthermore, a significant part of our customer base is waiting for a Powerwall before getting their solar panels installed.  We continue to prioritize Powerwall deliveries when they are sold together with our retrofit solar panels, and this should have a positive impact on our solar deployments in upcoming quarters.

Our Solar Roof facility in Buffalo continued to ramp in Q1.  We are working to enhance the product design and manufacturing process in order to improve the customer experience while reducing manufacturing cost and achieving high levels of quality.  Production of Solar Roofs should accelerate significantly in the second half of this year.

Over the past couple of quarters, we have increased efforts to sell energy generation and storage systems in Tesla stores.  We are seeing clear signs of a pickup in order rates for retrofit solar installations through Tesla stores.  These are now being offered in over 90 Tesla stores in the US, and we continue to expand the offering to the rest of our stores across the US.

Q1 2018 RESULTS

Revenue & Gross Margin

	Three Months Ended			Change
	March 31,	December 31,	March 31,
	2018	2017	2017	QoQ		YoY
Automotive revenue ($000)	$2,735,317	$2,702,195	$2,289,600	1%		19%
Automotive gross margin – GAAP	19.7%	18.9%	27.4%	81	bp	-766	bp
Automotive gross margin excluding SBC and ZEV credit – non-GAAP	18.8%	13.8%	27.8%	498	bp	-904	bp

•

Automotive revenue in Q1 2018 increased by 19% over Q1 2017, mainly due to Model 3 deliveries and adoption of the new accounting standard described below.  ZEV credit sales in Q1 2018 were $50 million as compared to zero in Q1 2017.

•

With the adoption of the new revenue recognition standard starting January 1, 2018, lease accounting generally applies only to vehicles directly leased by us without using bank partners.  As a result of this change, only 8% of our deliveries in Q1 were subject to lease accounting.  We are not expecting to offer a leasing option on Model 3 this year as we continue to focus on cash sales.

•

Non-GAAP Automotive gross margin improved significantly to 18.8% in Q1 as compared to the prior quarter.  Gross margins of Model S and Model X have increased to slightly above 25% due to better cost reductions, mix management, FX gains and pricing actions compared to Q4.  GAAP Automotive gross margin improved to 19.7%.

•	Model 3 gross margin remained negative in Q1 due to temporary underutilization of our manufacturing capacity, which was in line with our expectations.
•

The recent voluntary recall of 125,000 Model S vehicles related to steering bolt corrosion was not material to our warranty reserves and is expected to be covered by the indemnification obligations of the supplier.

	Three Months Ended			Change
	March 31,	December 31,	March 31,
	2018	2017	2017	QoQ		YoY
Energy generation and storage revenue ($000)	$410,022	$298,037	$213,944	38%		92%
Energy generation and storage gross margin	8.5%	5.5%	29.1%	298	bp	-2,061	bp

•

Energy generation and storage revenue in Q1 2018 increased by 92% over Q1 2017 and by 38% compared to Q4 2017.  This was mainly driven by substantial growth of our energy storage deployments and recognition of our large project in South Australia.

•

GAAP energy generation and storage gross margin in Q1 2018 improved compared to Q4 2017 mainly due to an improvement of energy storage margin and fewer one-time items.  We expect this improvement trend to continue in subsequent quarters.

Other Highlights

•

Service and Other revenue in Q1 2018 increased by 37% compared to Q1 2017 primarily due to higher used car sales, but decreased by 9% sequentially as used car sales were lower in Q1 2018 compared to Q4 2017 due to a lower inventory of used cars available for sale during the quarter.

•

Service and Other gross loss in Q1 2018 increased to $118 million as a result of the continued growth and maturation in our service infrastructure.  Our used car sales had slightly positive gross margin.

•

We expect Service and Other losses to reduce substantially in the coming quarters as our service infrastructure becomes significantly more utilized with the ramp of our Model 3 fleet size.  There are also substantial revenue generating opportunities as we open our own body shops in 2018 to improve costs of out-of-warranty repairs and as we increase our offering of accessories and merchandise.

•

Operating expenses in Q1 2018 increased by 14% compared to Q1 2017, and by less than 2% compared to Q4 2017 to a total of $1.05 billion in spite of significant revenue growth.  Excluding stock based compensation, our operating expenses reached $930 million in Q1.

•	Basic shares outstanding at the end of Q1 2018 were approximately 170 million.

Cash Flow and Liquidity

•

Cash outflow from operating activities in Q1 2018 was $398 million primarily due to an increase in inventory and accounts receivable balances as a result of the timing of deliveries.  Higher number of Model S and Model X vehicles in transit at the end of Q1 2018 compared to Q4 2017 had a negative impact of about $120 million on our working capital.  Additionally, due to a substantial increase in our deliveries in the last few days of the quarter, our accounts receivables negatively impacted our operating cash flow by $169 million in Q1.  Both of these factors provided cash inflows during April.

•

We received $112 million in net funding from our vehicle lease warehouse lines, automotive asset-backed notes, auto tax equity fund and collateralized lease borrowings.  When combined with free cash flow, this is a better indicator of the cash consumed in the quarter.

•	More than half of our capex in Q1 was related to completion of work for Model 3 production capacity at Fremont and Gigafactory 1 plus payments to suppliers for tooling.

OUTLOOK

During Q2, we expect to shut down production for about 10 days, which includes the shutdown we took in April, to address bottlenecks across the lines and increase production to new levels.  Our goal is to produce approximately 5,000 Model 3 vehicles per week in about two months.

We are in the process of changing the quarterly production pattern of Model S and X vehicles for the various worldwide regions to ensure a more linear flow of deliveries through the quarter.  We believe this will provide a better customer experience and reduce the stress on our delivery system.  Consequently, Model S and X deliveries in Q2 will likely be similar to Q1 but should pick up considerably in Q3 to achieve our goal of 100,000 deliveries for the full year.

Our long-term gross margin target of 25% for Model 3 has not changed.  In the medium term, we expect to achieve slightly lower margin due to higher labor content in certain areas of manufacturing where we have temporarily dialed back automation, as well as higher material costs from recently imposed tariffs, commodity price increases and a weaker US dollar.  On the other hand, our average selling price is significantly higher than prior projections, so we expect to achieve higher gross profit per vehicle than we previously estimated.

With increasing capacity for Powerwall and Powerpack products at Gigafactory 1, energy generation and storage revenues should continue to grow significantly throughout the year.  Energy storage gross margins should therefore become positive in the second half of 2018.  Our solar business is likely to experience mild growth for another quarter or two before our revised sales strategy starts to show its full impact in final deployments.

Quarterly non-GAAP operating expenses should grow sequentially at approximately the same rate as in the past four quarters, with our gross profit expected to grow much faster than our operating expenses.  Thus, provided that we hit the 5,000 unit milestone in our projected timeframe and execute to the rest of our plan, we will at least be profitable in Q3 and Q4 excluding non-cash stock based compensation and we expect to achieve full GAAP profitability in each of those quarters as well.  Also, considering our capex targets, we expect to generate positive cash in Q3 and Q4, including the inflow of cash that we receive in the normal course of our business from financing activities on leased vehicle and solar products.

We have significantly cut back our capex projections by focusing on the critical near-term needs that benefit us primarily in the next couple of years.  At this stage, we are expecting total 2018 capex to be slightly below $3 billion, which is below the total 2017 level of $3.4 billion.  Ultimately, our capex guidance will develop in line with Model 3 production and profitability.  We will be able to adjust our capital expenditures significantly depending on our operating cash generation.

Interest expenses in Q2 should amount to roughly $160 million and losses attributable to non-controlling interest should remain in line with the last quarter.

We have good visibility of our path to fully ramp and stabilize Model 3 production this year.  Model 3 is already the best-selling electric vehicle and, more importantly, on the cusp of becoming the best-selling premium sedan in the US.  The path to an electrified revolution is not easy, but what we’re trying to achieve is worth fighting for.  Thanks for your continued support.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

WEBCAST INFORMATION

Tesla will provide a live webcast of its first quarter 2018 financial results conference call beginning at 2:30 p.m. PT on May 2, 2018, at ir.tesla.com. This webcast will also be available for replay for approximately one year thereafter.

NON-GAAP FINANCIAL INFORMATION

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis to supplement our consolidated financial results. Our non-GAAP financial measures include non-GAAP gross margin, non-GAAP net income (loss) attributable to common stockholders, non-GAAP net income (loss) attributable to common stockholders on a per share basis, and operating cash flows plus change in collateralized lease borrowing. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Management also believes that presentation of the non-GAAP financial measures provides useful information to our investors regarding our financial condition and results of operations because it allows investors greater transparency to the information used by Tesla management in its financial and operational decision-making so that investors can see through the eyes of Tesla management regarding important financial metrics that Tesla management uses to run the business as well as allows investors to better understand Tesla’s performance. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

FORWARD-LOOKING STATEMENTS

Certain statements in this shareholder letter, including statements in the “Outlook” section; statements relating to the progress Tesla is making with respect to product and software development, such as Model 3 and its variants, Solar Roof and Autopilot; statements regarding growth in the number of Tesla stores,  Supercharger stations and in our service and repair capabilities; statements relating to the production process, including our automated production capabilities, production rate and delivery timing of products such as Model 3, Solar Roof and our other energy generation and storage products; statements regarding growth of our energy business and means to achieve such growth; growth in demand and orders for Tesla products and the catalysts for that growth; the ability to achieve product demand, volume, market share, production, delivery, inventory, deployment, revenue, cash generation, cash flow, leasing, gross margin, expense, capital expenditure and profitability targets; productivity improvements and capacity expansion plans, such as for the Tesla Factory and Gigafactory 1; and statements regarding Gigafactory 1 and Gigafactory 2 timing, plans and output expectations, including those related to battery cells and modules, Solar Roof tiles and other production, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production, delivery and/or completion of our vehicles and energy products, particularly Model 3; the ability to design and achieve and grow simultaneous and separate market acceptance of Model S, Model X and their variants, as well as new vehicle models, specifically Model 3; the ability of suppliers to meet quality and part delivery expectations at increasing volumes, especially with respect to Model 3 parts; adverse foreign exchange movements; any failures by Tesla products to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive and energy product markets generally and the alternative fuel vehicle market and the premium sedan, premium SUV and small to medium-sized sedan markets in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles and energy products or the increase or imposition of import tariffs or duties on such products; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; maintaining Gigafactory 1 and Gigafactory 2 implementation schedules, output and cost estimates; and Tesla’s ability to execute on its strategy for new store, delivery hub, service centers, mobile service and body shops, Supercharger and other locations and capabilities. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our annual report on Form 10-K filed with the SEC on February 23, 2018. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact: Martin Viecha Investor Relations ir@tesla.com	Press Contact: Dave Arnold Communications press@tesla.com

Tesla, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Revenues
Automotive sales	$2,561,881	$2,409,109	$2,035,060
Automotive leasing	173,436	293,086	254,540
Total automotive revenue	2,735,317	2,702,195	2,289,600
Energy generation and storage	410,022	298,037	213,944
Services and other	263,412	288,017	192,726
Total revenues	3,408,751	3,288,249	2,696,270
Cost of revenues
Automotive sales	2,091,397	1,999,631	1,496,649
Automotive leasing	104,496	191,541	166,026
Total automotive cost of revenues	2,195,893	2,191,172	1,662,675
Energy generation and storage	375,363	281,715	151,773
Services and other	380,969	376,576	213,876
Total cost of revenues	2,952,225	2,849,463	2,028,324
Gross profit	456,526	438,786	667,946
Operating expenses
Research and development	367,096	354,637	322,040
Selling, general and administrative	686,404	682,290	603,455
Total operating expenses	1,053,500	1,036,927	925,495
Loss from operations	(596,974)	(598,141)	(257,549)
Interest income	5,214	6,280	3,090
Interest expense	(149,546)	(146,363)	(99,346)
Other (expense) income, net	(37,716)	(41,677)	(18,098)
Loss before income taxes	(779,022)	(779,901)	(371,903)
(Benefit) provision for income taxes	5,605	(9,094)	25,278
Net loss	(784,627)	(770,807)	(397,181)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(75,076)	(95,457)	(66,904)
Net loss attributable to common stockholders	$(709,551)	$(675,350)	$(330,277)
Net loss per share of common stock attributable to common stockholders – basic and diluted	$(4.19)	$(4.01)	$(2.04)
Weighted average shares used in computing net loss per share of common stock – basic and diluted	169,146	168,314	162,129

Tesla, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$2,665,673	$3,367,914
Restricted cash	120,194	155,323
Accounts receivable, net	652,848	515,381
Inventory	2,565,826	2,263,537
Prepaid expenses and other current assets	379,379	268,365
Total current assets	6,383,920	6,570,520
Operating lease vehicles, net	2,315,124	4,116,604
Solar energy systems, leased and to be leased, net	6,346,374	6,347,490
Property, plant and equipment, net	10,519,226	10,027,522
Goodwill and intangible assets, net	407,712	421,739
MyPower customer notes receivable, net of current portion	449,754	456,652
Restricted cash, net of current portion	433,841	441,722
Other assets	415,478	273,123
Total assets	$27,271,429	$28,655,372
Liabilities and Equity
Current liabilities
Accounts payable	$2,603,498	$2,390,250
Accrued liabilities and other	1,898,431	1,731,366
Deferred revenue	536,465	1,015,253
Resale value guarantees	629,112	787,333
Customer deposits	984,823	853,919
Current portion of long-term debt and capital leases (1)	1,998,030	896,549
Total current liabilities	8,650,359	7,674,670
Long-term debt and capital leases, net of current portion (1)	8,763,726	9,418,319
Deferred revenue, net of current portion	818,250	1,177,799
Resale value guarantees, net of current portion	756,800	2,309,222
Other long-term liabilities	2,561,886	2,442,970
Total liabilities	21,551,021	23,022,980
Redeemable noncontrolling interests in subsidiaries	405,835	397,734
Convertible senior notes (1)(2)	2	70
Total stockholders' equity	4,450,695	4,237,242
Noncontrolling interests in subsidiaries	863,876	997,346
Total liabilities and equity	$27,271,429	$28,655,372

(1) Breakdown of our debt is as follows:
Recourse debt	$6,947,764	$6,755,376
Non-recourse debt	$3,027,447	$2,873,458

(2) As of March 31, 2018, our common stock price exceeded the conversion threshold price of our convertible senior notes due in

      2018 (2018 Notes) issued in May 2013; therefore, the 2018 Notes were convertible at the holder’s option. As such, the carrying value of the 2018 Notes was classified as a current liability and the difference between the principal amount and the carrying value of the 2018 Notes was reflected as convertible debt in mezzanine equity, on our condensed consolidated balance sheet as of

      March 31, 2018.

Tesla, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

Supplemental Consolidated Financial Information

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Cash Flows from Operating Activities
Net loss	$(784,627)	$(770,807)	$(397,181)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	416,233	469,606	376,602
Stock-based compensation	141,639	134,348	103,717
Losses related to the SolarCity acquisition	—	27,950	11,571
Other	153,805	151,756	98,260
Changes in operating assets and liabilities, net of effect of business combinations	(325,426)	497,038	(262,780)
Net cash (used in) provided by operating activities	(398,376)	509,891	(69,811)
Cash Flows from Investing Activities
Capital expenditures	(655,662)	(786,688)	(552,624)
Payments for the cost of solar energy systems, leased and to be leased	(72,975)	(119,455)	(219,948)
Business combinations, net of cash acquired	—	(5,376)	(109,147)
Net cash used in investing activities	(728,637)	(911,519)	(881,719)
Cash Flows from Financing Activities
Net cash flows from debt activities	172,865	28,056	803,838
Collateralized lease (repayments) borrowings	(87,092)	94,894	186,355
Net borrowings under Warehouse Agreements and automotive asset-backed notes	174,028	116,820	54,709
Net cash flows from noncontrolling interests - Auto	24,599	31,763	—
Net cash flows from noncontrolling interests - Solar	(6,758)	(5,479)	78,307
Proceeds from issuances of common stock in public offerings	—	—	400,175
Other	94,018	19,788	75,365
Net cash provided by financing activities	371,660	285,842	1,598,749
Effect of exchange rate changes on cash and cash equivalents and restricted cash	10,102	3,990	11,643
Net (decrease) increase in cash and cash equivalents and restricted cash	(745,251)	(111,796)	658,862
Cash and cash equivalents and restricted cash at beginning of period	3,964,959	4,076,755	3,766,900
Cash and cash equivalents and restricted cash at end of period	$3,219,708	$3,964,959	$4,425,762

Tesla, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Automotive gross profit – GAAP	$539,424	$511,023	$626,925
Stock-based compensation expense in automotive cost of revenue	15,078	16,182	10,031
ZEV credit revenue recognized	(50,314)	(179,142)	—
Automotive gross profit excluding SBC and ZEV credit – non-GAAP	$504,188	$348,063	$636,956

Automotive gross margin – GAAP	19.7%	18.9%	27.4%
Stock-based compensation expense	0.6%	0.6%	0.4%
ZEV credit revenue recognized	-1.5%	-5.7%	0.0%
Automotive gross margin excluding SBC and ZEV credit – non-GAAP	18.8%	13.8%	27.8%

Net loss attributable to common stockholders – GAAP	$(709,551)	$(675,350)	$(330,277)
Stock-based compensation expense	141,639	134,348	103,717
Losses related to the SolarCity acquisition	—	27,950	11,571
Net loss attributable to common stockholders – non-GAAP	$(567,912)	$(513,052)	$(214,989)

Net loss per share attributable to common stockholders, basic and diluted – GAAP	$(4.19)	$(4.01)	$(2.04)
Stock-based compensation expense	0.84	0.80	0.64
Losses related to the SolarCity acquisition	—	0.17	0.07
Net loss income per share attributable to common stockholders, basic and diluted – non-GAAP	$(3.35)	$(3.04)	$(1.33)
Shares used in per share calculation, basic and diluted – GAAP and non-GAAP	169,146	168,314	162,129